Exhibit 1

Lisa Clarkin

Officer, Client Services

Telephone: 416.361.0930 ext.236

lclarkin@equitytransfer.com

VIA ELECTRONIC TRANSMISSION

April 14, 2005

TO ALL APPLICABLE EXCHANGES AND COMMISSIONS:

RE:                          ADB SYSTEMS INTERNATIONAL LTD.
Confirmation of Notice of Record and Meeting Dates

We are pleased to confirm that Notice of Record and Meeting Dates was sent to The Canadian Depository for Securities.

We advise the following with respect to the Annual and Special Meeting of Shareholders for ADB Systems International Ltd.

1.                                       CUSIP - 00088Y 10 0

2.                                       Date Fixed for the Meeting - May 18, 2005

3.                                       Record Date For Notice - April 18, 2005

4.                                       Record Date For Voting - April 18, 2005

5.                                       Beneficial Ownership Determination Date - April 18, 2005

6.                                       Classes or Series of Securities that entitle the holder to receive Notice of the Meeting - Common Shares

7.                                       Classes of Series of Securities that entitle the holder to vote at the meeting - Common Shares

8.                                       Business to be conducted at the meeting - Non-Routine

Yours Truly,
EQUITY TRANSFER SERVICES INC.

/s/ L. Clarkin

Equity Transfer Services Inc. Suite 420, 120 Adelaide Street West, Toronto, Ontario M5H 4C3 Tel: (416) 361-0152
Fax: (416) 361-0470